Exhibit 12.1
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

						Nine Months
	Year Ended December 31					Ended
(in millions)	2008	2007	2006	2005	2004	Sept. 30, 2009
Loss from continuing operations before provision for income taxes	$(874)	$(257)	$(582)	$(1,211)	$(628)	$(603)
Adjustments:
Undistributed (earnings) loss of equity method investees	—	(1)	(7)	(12)	(30)	—
Interest expense	108	143	262	211	168	75
Interest component of rental expense (1)	39	43	53	50	54	30
Amortization of capitalized interest	2	9	43	22	25	1

Earnings as adjusted	$(725)	$(63)	$(231)	$(940)	$(411)	$(497)

Fixed charges:
Interest expense	108	143	262	211	168	75
Interest component of rental expense (1)	39	43	53	50	54	30
Capitalized interest	3	2	3	3	2	2

Total fixed charges	$150	$188	$318	$264	$224	$107

Ratio of earnings to fixed charges	*	**	***	****	*****	******

(1)	Interest component of rental expense is estimated to equal 1/3 of such expense, which is considered a reasonable approximation of the interest factor.

*	Earnings for the year ended December 31, 2008 were inadequate to cover fixed charges. The coverage deficiency was $875 million.

**	Earnings for the year ended December 31, 2007 were inadequate to cover fixed charges. The coverage deficiency was $251 million.

***	Earnings for the year ended December 31, 2006 were in adequate to cover fixed charges. The coverage deficiency was $549 million.

****	Earnings for the year ended December 31, 2005 were inadequate to cover fixed charges. The coverage deficiency was $1,204 million.

*****	Earnings for the year ended December 31, 2004 were inadequate to cover fixed charges. The coverage deficiency was $635 million.

******	Earnings for the nine months ended September 30, 2009 were inadequate to cover fixed charges. The coverage deficiency was $604 million.